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NIKE, INC. REPORTS FISCAL 2015 FIRST QUARTER RESULTS

•	Revenues up 15 percent to $8.0 billion

•	Diluted earnings per share up 27 percent to $1.09

•	Worldwide futures orders up 11 percent, 14 percent growth excluding currency changes

•	Inventories as of August 31, 2014 up 14 percent

BEAVERTON, Ore., September 25, 2014 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2015 first quarter ended August 31, 2014. Strong demand for NIKE, Inc. brands propelled revenue growth, and diluted earnings per share grew faster than revenue due to gross margin expansion, a lower tax rate and lower average share count.

"Fiscal year 2015 is off to a strong start. Our connection to consumers and ability to innovate, combined with our powerful global portfolio, is a complete offense,” said Mark Parker, President and CEO of NIKE, Inc. “NIKE has never been better positioned to realize our tremendous growth potential."*

First Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 15 percent on both a reported and currency neutral basis, to $8.0 billion.

◦	Revenues for the NIKE Brand were $7.4 billion, up 15 percent on a currency neutral basis, with growth in every product type, geography and key category, except Action Sports and Golf.

◦
Revenues for Converse were $575 million, up 16 percent on a currency neutral basis, driven by market conversions in Europe and Asia as well as continued growth in our direct distribution markets such as the United States and United Kingdom.

•
Gross margin increased 170 basis points to 46.6 percent. The increase was primarily attributable to a shift in the product mix to higher margin products, higher average prices and continued growth in the higher-margin DTC business, partially offset by higher product input costs.

•
Selling and administrative expense increased 21% to $2.5 billion. Demand creation expense was $897 million, up 23 percent versus the prior year, mainly driven by marketing investments in the World Cup. Operating overhead expense increased 19 percent to $1.6 billion due to higher costs for the expanding DTC business and investments in operational infrastructure.

•
Other expense (income), net was $3 million, comprised primarily of foreign exchange losses. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense (income), net combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, increased pretax income by approximately $32 million.

•
The effective tax rate was 21.7 percent, compared to 25.0 percent for the same period last year, primarily due to the resolution of tax audits across several jurisdictions and an increase in earnings from operations outside of the U.S., which are generally subject to a lower tax rate.

•
Net income increased 23 percent to $962 million, while diluted earnings per share increased 27 percent to $1.09, reflecting a 3 percent decline in the weighted average diluted common shares outstanding.

August 31, 2014 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.0 billion, up 14 percent from August 31, 2013, driven by a 13 percent increase in NIKE Brand wholesale inventories as well as higher inventories associated with growth in DTC and Converse. NIKE Brand wholesale inventories were higher due to a 12 percent increase in units, while changes in the average product cost per unit, combined with the impact of changes in foreign currency exchange rates, drove approximately 1 percentage point of growth.

•
Cash and short-term investments were $4.6 billion, $1.0 billion lower than last year as growth in net income was more than offset by share repurchases, investments in working capital and higher dividends.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 10.6 million shares for approximately $819 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the first quarter, a total of 62.5 million shares had been repurchased under this program for $4.2 billion, an average cost of approximately $67.74 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2014 through January 2015 were 11 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 14 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on September 25, 2014 to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 2, 2014.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories, and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2014	8/31/2013[1]	Change
Revenues	$7,982	$6,971	15%
Cost of sales	4,261	3,839	11%
Gross profit	3,721	3,132	19%
Gross margin	46.6%	44.9%

Demand creation expense	897	731	23%
Operating overhead expense	1,583	1,327	19%
Total selling and administrative expense	2,480	2,058	21%
% of revenue	31.1%	29.5%

Interest expense (income), net	9	8	—
Other expense (income), net	3	28	—
Income before income taxes	1,229	1,038	18%
Income taxes	267	259	3%
Effective tax rate	21.7%	25.0%

NET INCOME	$962	$779	23%

Earnings per common share:
Basic	$1.11	$0.88	26%
Diluted	$1.09	$0.86	27%

Weighted average common shares outstanding:
Basic	864.9	889.4
Diluted	886.2	910.7

Dividends declared per common share	$0.24	$0.21
[1] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,	% Change
(Dollars in millions)	2014	2013 [1]
ASSETS
Current assets:
Cash and equivalents	$2,303	$2,661	-13%
Short-term investments	2,276	2,917	-22%
Accounts receivable, net	3,587	3,207	12%
Inventories	4,030	3,521	14%
Deferred income taxes	348	308	13%
Prepaid expenses and other current assets	996	947	5%
Total current assets	13,540	13,561	0%
Property, plant and equipment	6,371	5,684	12%
Less accumulated depreciation	3,476	3,127	11%
Property, plant and equipment, net	2,895	2,557	13%
Identifiable intangible assets, net	282	288	-2%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,673	1,094	53%
TOTAL ASSETS	$18,521	$17,631	5%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6	$57	-89%
Notes payable	146	94	55%
Accounts payable	1,970	1,576	25%
Accrued liabilities	2,441	1,962	24%
Income taxes payable	250	195	28%
Liabilities of discontinued operations	—	12	—
Total current liabilities	4,813	3,896	24%
Long-term debt	1,195	1,207	-1%
Deferred income taxes and other liabilities	1,408	1,322	7%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,105	11,206	-1%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,521	$17,631	5%
[1] Prior year amounts have been revised to correct immaterial misstatements.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2014	8/31/2013	Change
North America
Footwear	$2,183	$1,904	15%	15%
Apparel	1,105	1,009	10%	10%
Equipment	225	222	1%	1%
Total	3,513	3,135	12%	12%
Western Europe
Footwear	1,127	829	36%	29%
Apparel	498	399	25%	18%
Equipment	89	73	22%	17%
Total	1,714	1,301	32%	25%
Central & Eastern Europe
Footwear	223	193	16%	17%
Apparel	134	139	-4%	-1%
Equipment	35	34	3%	7%
Total	392	366	7%	9%
Greater China
Footwear	440	341	29%	31%
Apparel	202	197	3%	4%
Equipment	37	36	3%	4%
Total	679	574	18%	20%
Japan
Footwear	100	88	14%	17%
Apparel	46	53	-13%	-10%
Equipment	14	17	-18%	-19%
Total	160	158	1%	4%
Emerging Markets
Footwear	628	624	1%	7%
Apparel	252	226	12%	18%
Equipment	54	52	4%	14%
Total	934	902	4%	10%
Global Brand Divisions[2]	29	32	-9%	-17%
Total NIKE Brand	7,421	6,468	15%	15%
Converse	575	494	16%	16%
Corporate[3]	(14)	9	—	—
Total NIKE, Inc. Revenues	$7,982	$6,971	15%	15%

Total NIKE Brand
Footwear	$4,701	$3,979	18%	18%
Apparel	2,237	2,023	11%	11%
Equipment	454	434	5%	5%
Global Brand Divisions[2]	29	32	-9%	-17%
[1]  Fiscal 2015 results have been restated using fiscal 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

[2] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2014	8/31/2013[2]	Change
North America	$970	$813	19%
Western Europe	404	265	52%
Central & Eastern Europe	68	81	-16%
Greater China	218	170	28%
Japan	11	24	-54%
Emerging Markets	156	210	-26%
Global Brand Divisions[3]	(533)	(466)	-14%
TOTAL NIKE BRAND	1,294	1,097	18%
Converse	186	169	10%
Corporate[4]	(242)	(220)	-10%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$1,238	$1,046	18%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.
[3] Global Brand Divisions primarily represent demand creation, operating overhead, information technology, and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of August 31, 2014

	Reported Futures Orders	Excluding Currency Changes [2]

North America	15%	15%
Western Europe	17%	20%
Central & Eastern Europe	11%	17%
Greater China	5%	6%
Japan	-5%	0%
Emerging Markets	3%	9%
Total NIKE Brand Reported Futures	11%	14%
[1] Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2014 through January 2015, excluding NIKE Golf and Hurley.
The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, NIKE Brand equipment, DTC operation sales and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.